Exhibit 99.1

Civista Bancshares, Inc. Announces Third Quarter 2023 Financial Results

Sandusky, Ohio, October 27, 2023 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three and nine month periods ending September 30, 2023.

Third quarter and year-to-date 2023 highlights:

•	Net income of $10.4 million, or $0.66 per diluted share, for the third quarter of 2023, compared to $11.1 million, or $0.72 per diluted share, for the third quarter of 2022.

•	Net income of $33.3 million, or $2.12 per diluted share, compared to $27.3 million, or $1.82 per diluted share, for the nine months ended September 30, 2023 and 2022, respectively.

•	Cost of deposits of 129 basis points and total funding costs of 172 basis points for the quarter.

•	Based on the September 29, 2023 market close share price of $15.50, the $0.16 third quarter dividend is equivalent to an annualized yield of 4.13% and a dividend payout ratio of 24.24%.

“Overall, I am extremely pleased with our third quarter results. Despite continued funding pressure, we were able to increase net interest income quarter-over-quarter, as loans grew by $118.6 million, or 18 percent on an annualized basis. We continue to post record earnings, with our year-to-date net income up 22 percent over the same period last year”, said Dennis G. Shaffer, CEO and President of Civista.

•

During the quarter Civista made the decision to step away from its income tax refund business for 2024. In the first quarter of 2021, the U.S Treasury mistakenly sent $5.6 billion in stimulus payments to the Company, causing an increase in the volume of consumer complaints. The volume of complaints has diminished, however, the amount of information required by our regulators to “close out” each complaint has increased extensively. While our business partner has been responsible for gathering most of the information related to these requests, it has become apparent that our regulators’ view of this program is changing. Management has made the decision to step away rather than risk that our participation in this program might inhibit future M&A activity. Civista earned $2.4 million in each of the previous 3 years from this program with very few direct costs associated with it.

Mr. Shaffer added, “We have had a long and very beneficial relationship with the Santa Barbara Tax Processing Group and our income tax refund processing program. This was not an easy decision, but one that we felt made sense for Civista.

Results of Operations:

For the three-month periods ended September 30, 2023 and 2022

Net interest income increased $1.1 million, or 3.5%, for the third quarter of 2023 compared to the same period of 2022. Interest income increased $13.3 million while interest expense increased $12.2 million. The increase in interest income was driven by both increases in rates and increases in volume. The increased interest expense was driven by rate and volume as well, but also by a shift in the mix of funding sources.

Net interest margin decreased 44 basis points to 3.69% for the third quarter of 2023, compared to 4.03% for the same period a year ago.

The increase in interest income was primarily due to a 104 basis point increase in asset yield, which led to $8.1 million of the increase in interest income. Additionally, a $377.9 million increase in average earning assets led to $5.2 million of the increase in interest income. The increase in volume can be attributed to both organic growth and to the acquisitions during 2022 of Comunibanc Corp (“Comunibanc”) and Civista Leasing and Financing (“CLF”), formerly known as Vision Financial group (“VFG”).

Interest expense increased $12.2 million, or 582.0%, for the third quarter of 2023, compared to the same period last year. The average rate paid on interest-bearing liabilities increased 201 basis points, while average interest-bearing liabilities increased $422.0 million. The increase in interest-bearing liabilities was primarily in brokered time deposits and short-term FHLB borrowings to fund growth. This shift in the funding mix, as well as rising rates, is driving the increase in the funding rate. Interest-bearing deposit costs have increased 172 basis points compared to a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended September 30,
	2023			2022
	Average		Yield/	Average		Yield/
	balance	Interest	rate*	balance	Interest	rate*
Assets:
Interest-earning assets:
Loans and leases**	$2,679,679	$39,732	5.88%	$2,289,588	$27,176	4.71%
Taxable securities ***	359,154	2,999	2.95%	354,597	2,936	3.06%
Non-taxable securities ***	286,048	2,336	3.77%	268,327	1,998	3.47%
Interest-bearing deposits in other banks	55,288	719	5.16%	89,744	423	1.87%

Total interest-earning assets ***	$3,380,169	$45,786	5.34%	$3,002,256	32,533	4.30%

Noninterest-earning assets:
Cash and due from financial institutions	22,542			58,581
Premises and equipment, net	50,999			28,633
Accrued interest receivable	11,673			8,907
Intangible assets	128,215			84,265
Bank owned life insurance	53,879			53,131
Other assets	64,008			48,013
Less allowance for loan losses	(34,283)			(27,546)

Total Assets	$3,677,202			$3,256,240

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,333,903	$2,189	0.65%	$1,457,112	$379	0.10%
Time	632,111	7,395	4.64%	280,903	557	0.79%
Short-term FHLB borrowings	233,547	3,246	5.51%	6,713	48	2.84%
Long-term FHLB borrowings	2,644	15	2.25%	25,336	133	2.08%
Other borrowings	8,026	198	9.91%	—	—	0.00%
Subordinated debentures	103,894	1,239	4.73%	103,751	975	3.73%
Repurchase agreements	993	—	0.00%	19,277	2	0.04%

Total interest-bearing liabilities	$2,315,118	$14,282	2.45%	$1,893,092	$2,094	0.44%

Noninterest-bearing deposits	980,835			980,999
Other liabilities	33,040			77,015
Shareholders’ equity	348,209			305,134

Total Liabilities and Shareholders’ Equity	$3,677,202			$3,256,240

Net interest income and interest rate spread		$31,504	2.89%		$30,439	3.86%
Net interest margin ***			3.69%			4.03%

* -

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $621 thousand and $532 thousand for the periods ended September 30, 2023 and 2022, respectively.

** -	Average balance includes nonaccrual loans
*** -

Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $69.2 million and $46.9 million, respectively. These adjustments were also made when calculating the yield on earning assets and the margin.

For the nine-month periods ended September 30, 2023 and 2022

Net interest income increased $17.8 million, or 22.9%, compared to the same period in 2022.

Interest income increased $47.4 million, or 56.9%, for the nine months of 2023. Average earning assets increased $389.1 million, resulting in an increase in interest income of $19.3 million. Average yields increased 141 basis points, resulting in an increase in interest income of $28.1 million. The increase in volume can be attributed to both organic growth and to the acquisitions during 2022 of Comunibanc and CLF.

Interest expense increased $29.6 million, or 526.2%, for the nine months of 2023 compared to the same period of 2022. Average rates increased 166 basis points compared to 2022, resulting in $16.6 million of the increase in interest expense. Average interest-bearing liabilities increased $420.1 million, resulting in $13.0 million of the increase in interest expense.

Net interest margin increased 26 basis points to 3.88% for the nine months of 2023, compared to 3.62% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Nine Months Ended September 30,
	2023			2022
	Average		Yield/	Average		Yield/
	balance	Interest	rate*	balance	Interest	rate*
Assets:
Interest-earning assets:
Loans **	$2,607,632	$114,108	5.85%	$2,111,019	$70,065	4.44%
Taxable securities ***	367,946	8,817	2.89%	322,262	6,431	2.53%
Non-taxable securities ***	285,250	6,917	3.79%	262,790	5,669	3.55%
Interest-bearing deposits in other banks	23,382	818	4.67%	199,019	1,098	0.74%

Total interest-earning assets ***	$3,284,210	$130,660	5.29%	$2,895,090	83,263	3.88%

Noninterest-earning assets:
Cash and due from financial institutions	33,918			108,220
Premises and equipment, net	58,338			24,429
Accrued interest receivable	11,176			8,025
Intangible assets	133,154			84,268
Bank owned life insurance	53,796			48,965
Other assets	61,669			44,077
Less allowance for loan losses	(33,138)			(27,168)

Total Assets	$3,603,123			$3,185,906

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,360,692	$4,818	0.47%	$1,414,215	$860	0.08%
Time	497,458	15,532	4.17%	250,230	1,491	0.80%
Short-term FHLB borrowings	282,214	10,617	5.03%	2,380	49	2.75%
Long-term FHLB borrowings	3,062	51	2.23%	58,263	515	1.18%
Other borrowings	11,953	587	6.57%	—	—	0.00%
Subordinated debentures	103,854	3,607	4.67%	103,726	2,701	3.48%
Repurchase agreements	11,611	4	0.05%	21,910	8	0.05%

Total interest-bearing liabilities	$2,270,844	$35,216	2.07%	$1,850,724	5,624	0.41%

Noninterest-bearing deposits	941,842			936,686
Other liabilities	44,739			76,748
Shareholders’ equity	345,698			321,748

Total Liabilities and Shareholders’ Equity	$3,603,123			$3,185,906

Net interest income and interest rate spread		$95,444	3.22%		$77,639	3.48%

Net interest margin ***			3.88%			3.62%

* -

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $1.8 million and $1.5 million for the periods ended September 30, 2023 and 2022, respectively.

** -	Average balance includes nonaccrual loans
*** -

2023 and 2022 average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $64.3 million and $24.7 million, respectively. These adjustments were also made when calculating the yield on earning assets and the margin.

Provision for credit losses for the third quarter of 2023 was $630 thousand compared to $300 thousand for the third quarter of 2022, primarily related to loan and lease growth.

On January 1, 2023, Civista adopted CECL, which resulted in an adjustment to the reserve of approximately $4.3 million. For the nine months ended September 30, 2023, provision for credit losses was $2.1 million, compared to $1.0 million for the same period of 2022. The reserve ratio increased to 1.28% as of September 30, 2023 from 1.12% at December 31, 2022.

The adoption of CECL also resulted in an additional $3.4 million reserve for unfunded commitments, which is reflected as a liability in the consolidated financial statements. Provision for unfunded commitments for the third quarter of 2023 was $130 thousand and $595 thousand for the nine months ended September 30, 2023. There was no provision for unfunded commitments during the first nine months of 2022.

For the third quarter of 2023, noninterest income totaled $8.0 million, an increase of $2.3 million, or 39.3%, compared to the prior year’s third quarter.

Noninterest income

(unaudited - dollars in thousands)

	Three months ended September 30,
	2023	2022	$ change	% change
Service charges	$1,853	$1,885	$(32)	-1.7%
Net gain on sale of securities	—	4	(4)	-100.0%
Net gain/(loss) on equity securities	69	(133)	202	151.9%
Net gain on sale of loans and leases	787	637	150	23.5%
ATM/Interchange fees	1,424	1,394	30	2.2%
Wealth management fees	1,197	1,208	(11)	-0.9%
Lease revenue and residual income	1,913	—	1,913	0.0%
Bank owned life insurance	266	255	11	4.3%
Tax refund processing fees	—	—	—	0.0%
Other	616	484	132	27.3%

Total noninterest income	$8,125	$5,734	$2,391	41.7%

Net gain/loss on equity securities increase of $202 thousand was the result of a market valuation adjustment.

The net gain on sale of loans and leases increased by $150 thousand compared to the same period last year. CLF generated a $466 thousand gain on the sale of $10.9 million in commercial loans and leases. The sale of mortgage loans generated a $321 thousand gain on the sale of $16.2 million, a decrease in the gain of $316 thousand and a $17.7 million decrease in volume in 2023, compared to 2022.

Lease revenue and residual income contributed $1.9 million to noninterest income due to the acquisition of CLF during 2022.

For the nine months ended September 30, 2023, noninterest income totaled $28.2 million, an increase of $9.2 million, or 48.3%, compared to the same period in the prior year.

Noninterest income

(unaudited - dollars in thousands)

	Nine months ended September 30,
	2023	2022	$ change	% change
Service charges	$5,457	$5,004	$453	9.1%
Net gain on sale of securities	—	10	(10)	-100.0%
Net (loss) on equity securities	(169)	(44)	(125)	-284.1%
Net gain on sale of loans and leases	2,033	2,146	(113)	-5.3%
ATM/Interchange fees	4,227	3,990	237	5.9%
Wealth management fees	3,570	3,713	(143)	-3.9%
Lease revenue and residual income	6,160	—	6,160	0.0%
Bank owned life insurance	830	732	98	13.4%
Tax refund processing fees	2,375	2,375	—	0.0%
Other	3,859	1,086	2,773	255.3%

Total noninterest income	$28,342	$19,012	$9,330	49.1%

The increase in service charge income is split between $115 thousand in personal service charges and $149 thousand in business service charges. Overdraft fees also increased by $188 thousand.

The change in net loss on equity securities was the result of a market valuation adjustment.

The net gain on sale of loans and leases decreased by $113 thousand compared to the same period last year. CLF generated a $1.1 million gain on the sale of $32.9 million in commercial loans and leases. The sale of mortgage loans generated a $911 thousand gain on the sale of $42.2 million, a decrease in the gain of $1.2 million and a $65.4 million decrease in volume in 2023, compared to 2022.

Lease revenue and residual income contributed $6.2 million due to the acquisition of CLF during 2022.

Other income increased as result of a $1.5 million fee collected associated with the renewal of the company’s contract with MasterCard. Other income also increased as result of $707 thousand in interim rent at Civista Leasing and Finance, and $198 thousand increase in swap fee income.

For the third quarter of 2023, noninterest expense totaled $26.6 million, an increase of $4.1 million, or 18.0%, compared to the prior year’s third quarter.

Noninterest expense

(unaudited - dollars in thousands)

	Three months ended September 30,
	2023	2022	$ change	% change
Compensation expense	$14,054	$12,484	$1,570	12.6%
Net occupancy and equipment	4,055	1,889	2,166	114.7%
Contracted data processing	651	846	(195)	-23.0%
Taxes and assessments	1,028	799	229	28.7%
Professional services	1,010	1,335	(325)	-24.3%
Amortization of intangible assets	398	456	(58)	-12.7%
ATM/Interchange expense	619	604	15	2.5%
Marketing	497	372	125	33.6%
Software maintenance expense	1,052	942	110	11.7%
Other	3,388	2,828	560	19.8%

Total noninterest expense	$26,752	$22,555	$4,197	18.6%

Compensation expense increased primarily due to the acquisition of CLF resulting in an additional $1.3 million. The quarter-to-date average full time equivalent (FTE) employees were 528 at September 30, 2023, an increase of 85 FTEs over the same period in 2022.

The increase in occupancy and equipment expense is primarily due to a $2.0 million increase in equipment depreciation and expense related to the acquisition of CLF.

Taxes and assessments increased due to an increase in the FDIC assessment rate charged.

The decrease in professional services is attributable to higher consulting expense in 2022 related to the acquisition of Comunibanc.

The increase in other operating expense is primarily due to a $130 thousand provision for credit losses on unfunded commitments as well as an increase in bad check loss of $255 thousand compared to the same period in 2022. Additional increases related to the acquisition of CLF are also attributable to the increase in 2023.

The efficiency ratio was 66.5% for the quarter ended September 30, 2023, compared to 61.4% for the quarter ended September 30, 2022. The change in the efficiency ratio is primarily due to an increase in noninterest expense, partially offset by an increases in noninterest income and in net interest income.

Civista’s effective income tax rate for the third quarter 2023 was 15.2% compared to 16.6% in 2022.

For the nine months ended September 30, 2023, noninterest expense totaled $82.2 million, an increase of $19.0 million, or 30.0%, compared to the same period in the prior year.

Noninterest expense

(unaudited - dollars in thousands)

	Nine months ended September 30,
	2023	2022	$ change	% change
Compensation expense	$44,137	$36,654	$7,483	20.4%
Net occupancy and equipment	12,310	5,122	7,188	140.3%
Contracted data processing	1,730	1,899	(169)	-8.9%
Taxes and assessments	2,985	2,416	569	23.6%
Professional services	3,804	3,593	211	5.9%
Amortization of intangible assets	1,195	890	305	34.3%
ATM/Interchange expense	1,814	1,659	155	9.3%
Marketing	1,542	1,069	473	44.2%
Software maintenance expense	2,989	2,440	549	22.5%
Other	9,792	7,450	2,342	31.4%

Total noninterest expense	$82,298	$63,192	$19,106	30.2%

Compensation expense increased primarily due to $4.6 million of salaries related to the acquisition of CLF. Other increases related to salaries were a result of annual merit increases and add-to-staff positions as well as increases in employee insurance. The year-to-date average full time equivalent (FTE) employees were 531 at September 30, 2023, an increase of 67 FTEs over the same period in 2022.

The increase in occupancy and equipment expense is primarily due to a $6.1 million increase in equipment depreciation related to the acquisition of CLF.

The increase in amortization expense is due to $377 thousand related to the core deposit intangible associated with the acquisition of Comunibanc.

Marketing expense increased due to an increase in marketing efforts in newly acquired markets related to the Comunibanc and CLF acquisitions.

The increase in software maintenance expense is due to increases in software maintenance contracts related to the digital banking platform.

The increase in other operating expense is primarily due to a $595 thousand provision for credit losses on unfunded commitments, a $353 thousand increase in bad check loss expense and additional expenses related to CLF of $608 thousand. Business promotion, travel & lodging, donations, and education & training all increased as well.

The efficiency ratio was 65.5% for the nine months ended September 30, 2023 compared to 64.4% for the nine months ended September 30, 2022. The change in the efficiency ratio is primarily due to an increase in noninterest expense, partially offset by an increases in net interest income and noninterest income.

Civista’s effective income tax rate was 15.4% for the nine months of 2023 and 16.0% for the nine months 2022.

Balance Sheet

Total assets increased $195.1 million, or 5.5%, from December 31, 2022 to September 30, 2023, primarily due to growth in the loan portfolio.

End of period loan and lease balances

(unaudited - dollars in thousands)

	September 30,	December 31,
	2023	2022	$ Change	% Change
Commercial and Agriculture	$301,877	$278,595	$23,282	8.4%
Commercial Real Estate:
Owner Occupied	375,851	371,147	4,704	1.3%
Non-owner Occupied	1,102,932	1,018,736	84,196	8.3%
Residential Real Estate	614,304	552,781	61,523	11.1%
Real Estate Construction	269,292	243,127	26,165	10.8%
Farm Real Estate	24,109	24,708	(599)	-2.4%
Lease financing receivable	48,259	36,797	11,462	31.1%
Consumer and Other	18,267	20,775	(2,508)	-12.1%

Total Loans	$2,754,891	$2,546,666	$208,225	8.2%

Loan and lease balances increased $208.2 million, or 8.2% since December 31, 2022. Commercial growth is predominately due to loan production from the leasing division and an increase in new commercial customers with commercial lines of credit outstanding. Even with the increase, the revolving line of credit balances continue to be less than forty percent advanced. Commercial Real Estate continued to grow due to consistent demand in the Non-owner Occupied category, especially in the multi-family area in the major Ohio metropolitan areas. Real Estate Construction has increased as many construction projects near completion. The undrawn construction availability continues to be near all-time highs. Residential Real Estate has grown with continued new production in our Community Reinvestment Act (“CRA”) product, more home construction loans, and more on balance sheet ARM products in this higher rate environment.

Deposits

Total deposits increased $175.8 million, or 6.7%, from December 31, 2022 to September 30, 2023.

End of period deposit balances

(unaudited - dollars in thousands)

	September 30,	December 31,
	2023	2022	$ Change	% Change
Noninterest-bearing demand	$802,614	$896,333	$(93,719)	-10.5%
Interest-bearing demand	464,338	527,879	(63,541)	-12.0%
Savings and money market	872,805	876,427	(3,622)	-0.4%
Time deposits	655,986	319,345	336,641	105.4%

Total Deposits	$2,795,743	$2,619,984	$175,759	6.7%

The decrease in noninterest-bearing demand of $93.7 million was primarily due to a $71.5 million decrease in noninterest-bearing business accounts and $32.3 million noninterest-bearing personal accounts. The $63.5 million decrease in interest-bearing demand deposits was spread across personal, business, and public fund accounts. The decrease in savings and money market was primarily due to a $62.5 million decrease in statement savings, an $11.0 million decrease in corporate savings, a $33.7 million decrease in personal money markets, partially offset by a $46.5 million increase in brokered money market accounts, a $42.1 million increase in business money market accounts and a $14.2 million increase in public money market accounts. The increase in time certificates was primarily due to a $202.5 million increase in brokered time deposits. In addition, Jumbo time certificates increased $62.4 million and retail time certificates increased $28.8 million.

FHLB overnight advances totaled $431.5 million on September 30, 2023, up from $393.7 million on December 31, 2022. FHLB term advances totaled $2.6 million on September 30, 2023, down from $3.6 million on December 31, 2022.

Stock Repurchase Program

During the nine months of 2023, Civista has repurchased 84,230 shares for $1.5 million at a weighted average price of $17.77 per share. We have approximately $12.0 million remaining of the current $13.5 million repurchase authorization. The current repurchase plan will expire in May 2024. In January, Civista liquidated 5,620 shares held by employees, at $21.52 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholders’ Equity

Total shareholders’ equity decreased $2.1 million from December 31, 2022 to September 30, 2023, primarily due to a decrease in accumulated other comprehensive loss of $21.4 million, partially offset by a $20.2 million increase in retained earnings.

Asset Quality

Civista recorded net losses of $535 thousand for the nine months of 2023 compared to net recoveries of $132 thousand for the same period of 2022. The allowance for credit losses to loans ratio was 1.28% at September 30, 2023 and 1.12% at December 31, 2022.

Allowance for Credit Losses

(dollars in thousands)

	Nine months ended September 30,
	2023	2022
Beginning of period	$28,511	$26,641
CECL adoption adjustments	5,193	—
Charge-offs	(855)	(164)
Recoveries	320	296
Provision	2,111	1,000

End of period	$35,280	$27,773

Allowance for Unfunded Commitments

(dollars in thousands)

	Nine months ended September 30,
	2023	2022
Beginning of period	$—	$—
CECL adoption adjustments	3,386
Charge-offs	—	—
Recoveries	—	—
Provision	595	—

End of period	$3,981	$—

Non-performing assets at September 30, 2023 were $11.4 million, a 4.9% increase from December 31, 2022. The non-performing assets to assets ratio was 0.31% at September 30, 2023 and 0.31% at December 31, 2022. The allowance for credit losses to non-performing loans increased from 261.45% at December 31, 2022 to 308.52% at September 30, 2023.

Non-performing Assets

(dollars in thousands)

	September 30,	December 31,
	2023	2022
Non-accrual loans	$8,713	$7,890
Restructured loans	2,722	3,015

Total non-performing loans	11,435	10,905
Other Real Estate Owned	—	—

Total non-performing assets	$11,435	$10,905

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the third quarter of 2023 at 1:00 p.m. ET on Friday, October 27, 2023. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to join the Civista Bancshares, Inc. third quarter 2023 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc., is a $3.7 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Leasing & Finance, a division of Civista Bank, offers commercial equipment leasing services for businesses nationwide. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Interest income	$45,786	$32,533	$130,660	$83,263
Interest expense	14,282	2,094	35,216	5,624

Net interest income	31,504	30,439	95,444	77,639
Provision for credit losses	630	300	2,111	1,000

Net interest income after provision	30,874	30,139	93,333	76,639
Noninterest income	8,125	5,734	28,342	19,012
Noninterest expense	26,752	22,555	82,298	63,192

Income before taxes	12,247	13,318	39,377	32,459
Income tax expense	1,860	2,206	6,068	5,180

Net income	10,387	11,112	33,309	27,279

Dividends paid per common share	$0.16	$0.14	$0.45	$0.42

Earnings per common share
Basic
Net income	$10,387	$11,112	$33,309	$27,279

Less allocation of earnings and dividends to participating securities	389	52	1,220	122

Net income available to common shareholders - basic	$9,998	$11,060	$32,089	$27,157

Weighted average common shares outstanding	15,735,007	15,394,898	15,747,648	14,974,862
Less average participating securities	588,715	71,604	576,902	67,323

Weighted average number of shares outstanding used to calculate basic earnings per share	15,146,292	15,323,294	15,170,746	14,907,539

Earnings per common share
Basic	$0.66	$0.72	$2.12	$1.82
Diluted	0.66	0.72	2.12	1.82

Selected financial ratios:
Return on average assets	1.12%	1.35%	1.24%	1.14%
Return on average equity	11.83%	14.45%	12.88%	11.34%
Dividend payout ratio	24.24%	19.40%	21.27%	23.06%
Net interest margin (tax equivalent)	3.69%	4.03%	3.88%	3.62%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	September 30,	December 31,
	2023	2022
	(unaudited)	(unaudited)
Cash and due from financial institutions	$50,316	$43,361
Investment in time deposits	1,472	1,477
Investment securities	595,508	617,592
Loans held for sale	1,589	683
Loans	2,754,890	2,546,666
Less: allowance for credit losses	(35,280)	(28,511)

Net loans	2,719,610	2,518,155
Other securities	34,224	33,585
Premises and equipment, net	58,989	64,018
Goodwill and other intangibles	134,998	133,528
Bank owned life insurance	54,053	53,543
Other assets	82,157	71,888

Total assets	$3,732,916	$3,537,830

Total deposits	$2,795,743	$2,619,984
Federal Home Loan Bank advances - short term	431,500	393,700
Federal Home Loan Bank advances - long term	2,573	3,578
Securities sold under agreements to repurchase	—	25,143
Subordinated debentures	103,921	103,799
Other borrowings	10,964	15,516
Securities purchased payable	1,755	1,338
Tax refunds in process	493	278
Accrued expenses and other liabilities	53,222	39,658
Total shareholders’ equity	332,745	334,836

Total liabilities and shareholders’ equity	$3,732,916	$3,537,830

Shares outstanding at period end	15,695,997	15,728,234

Book value per share	$21.20	$21.29
Equity to asset ratio	8.91%	9.46%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.28%	1.12%
Non-performing assets to total assets	0.31%	0.31%
Allowance for loan losses to non-performing loans	308.52%	261.45%

Non-performing asset analysis
Nonaccrual loans	$8,713	$7,890
Restructured loans	2,722	3,015
Other real estate owned	—	—

Total	$11,435	$10,905

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Assets
Cash and due from banks	$50,316	$41,354	$52,723	$43,361	$40,914
Investment in time deposits	1,472	1,719	1,721	1,477	1,479
Investment securities	595,508	619,250	629,829	617,592	604,074
Loans held for sale	1,589	3,014	1,465	683	3,491
Loans and leases	2,754,890	2,636,280	2,580,066	2,546,666	2,328,614
Allowance for credit losses	(35,280)	(35,149)	(34,196)	(28,511)	(27,773)

Net Loans	2,719,610	2,601,131	2,545,870	2,518,155	2,300,841
Other securities	34,224	28,449	35,383	33,585	18,578
Premises and equipment, net	58,989	60,899	61,895	64,018	30,168
Goodwill and other intangibles	134,998	135,406	135,808	136,454	113,206
Bank owned life insurance	54,053	53,787	53,796	53,543	53,291
Other assets	82,157	70,971	66,068	68,962	75,677

Total Assets	$3,732,916	$3,615,980	$3,584,558	$3,537,830	$3,241,719

Liabilities
Total deposits	$2,795,743	$2,942,774	$2,843,516	$2,619,984	$2,708,253
Federal Home Loan Bank advances - short term	431,500	142,000	212,000	393,700	55,000
Federal Home Loan Bank advances - long term	2,573	2,859	3,361	3,578	6,723
Securities sold under agreement to repurchase	—	6,788	15,631	25,143	20,155
Subordinated debentures	103,921	103,880	103,841	103,799	103,778
Other borrowings	10,964	12,568	13,938	15,516	—
Securities purchased payable	1,755	—	—	1,338	2,611
Tax refunds in process	493	7,208	5,752	278	2,709
Accrued expenses and other liabilities	53,222	48,027	38,822	39,658	39,888

Total liabilities	3,400,171	3,266,104	3,236,861	3,202,994	2,939,117

Shareholders’ Equity
Common shares	310,975	310,784	310,412	310,182	299,515
Retained earnings	176,644	168,777	161,110	156,493	146,546
Treasury shares	(75,412)	(73,915)	(73,915)	(73,794)	(73,641)
Accumulated other comprehensive loss	(79,462)	(55,770)	(49,910)	(58,045)	(69,818)

Total shareholders’ equity	332,745	349,876	347,697	334,836	302,602

Total Liabilities and Shareholders’ Equity	$3,732,916	$3,615,980	$3,584,558	$3,537,830	$3,241,719

Quarterly Average Balances
Assets:
Earning assets	$3,380,169	$3,258,738	$3,211,902	$3,099,501	$3,002,256
Securities	645,202	658,515	655,987	630,127	622,924
Loans	2,679,679	2,593,286	2,548,518	2,458,980	2,289,588
Liabilities and Shareholders’ Equity
Total deposits	$2,946,849	$2,817,712	$2,654,356	$2,649,755	$2,719,014
Interest-bearing deposits	1,966,014	1,912,955	1,692,470	1,710,019	1,738,015
Other interest-bearing liabilities	115,557	375,608	515,122	407,710	155,077
Total shareholders’ equity	348,209	347,647	341,159	299,509	305,134

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total interest and dividend income	$45,786	$43,335	$41,539	$37,990	$32,533
Total interest expense	14,282	11,996	8,938	5,425	2,094

Net interest income	31,504	31,339	32,601	32,565	30,439
Provision for loan losses	630	861	620	752	300
Noninterest income	8,125	9,149	11,068	10,064	5,734
Noninterest expense	26,752	27,913	27,633	27,301	22,555

Income before taxes	12,247	11,714	15,416	14,576	13,318
Income tax expense	1,860	1,680	2,528	2,428	2,206

Net income	$10,387	$10,034	$12,888	$12,148	$11,112

Per share data
Earnings per common share
Basic
Net income	$10,387	$10,034	$12,888	$12,148	$11,112
Less allocation of earnings and dividends to participating securities	389	374	453	432	52

Net income available to common shareholders - basic	$9,998	$9,660	$12,435	$11,716	$11,060

Weighted average common shares outstanding	15,735,007	15,775,812	15,732,092	15,717,439	15,394,898
Less average participating securities	588,715	588,715	552,882	559,596	71,604

Weighted average number of shares outstanding used to calculate basic earnings per share	15,146,292	15,187,097	15,179,210	15,157,843	15,323,294

Earnings per common share
Basic	$0.66	$0.64	$0.82	$0.77	$0.72
Diluted	0.66	0.64	0.82	0.77	0.72

Common shares dividend paid	$2,521	$2,367	$2,201	$2,202	$2,042

Dividends paid per common share	0.16	0.15	0.14	0.14	0.14

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Asset quality	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Allowance for credit losses:
Beginning of period	$35,251	$34,196	$28,511	$27,773	$27,435
CECL adoption adjustments	—	—	5,193	—	—
Charge-offs	(666)	(14)	(175)	(58)	(74)
Recoveries	65	208	47	44	112
Provision	630	861	620	752	300

End of period	$35,280	$35,251	$34,196	$28,511	$27,773

Allowance for unfunded commitments:
Beginning of period	$3,851	$3,587	$—	$—	$—
CECL adoption adjustments	—	—	3,386	—	—
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Provision	130	264	201	—	—

End of period	$3,981	$3,851	$3,587	$—	$—

Ratios
Allowance to total loans	1.28%	1.33%	1.33%	1.12%	1.19%
Allowance to nonperforming assets	308.52%	327.05%	345.91%	261.45%	476.24%
Allowance to nonperforming loans	308.52%	327.05%	345.82%	261.45%	476.24%

Nonperforming assets
Nonperforming loans	$11,435	$10,747	$9,860	$10,905	$5,832
Other real estate owned	—	—	26	—	—

Total nonperforming assets	$11,435	$10,747	$9,886	$10,905	$5,832

Capital and liquidity
Tier 1 leverage ratio	8.79%	8.86%	8.63%	8.92%	9.32%
Tier 1 risk-based capital ratio	10.72%	10.93%	10.80%	10.78%	11.62%
Total risk-based capital ratio	14.51%	14.83%	14.73%	14.52%	15.62%
Tangible common equity ratio (1)	5.50%	6.16%	6.14%	5.83%	6.05%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$332,745	$349,876	$347,697	$334,835	$302,602
Less: Goodwill and intangible assets	134,998	135,406	135,808	136,454	113,206

Tangible common equity (Non-GAAP)	$197,747	$214,470	$211,889	$198,381	$189,396

Total Shares Outstanding	15,695,997	15,780,227	15,732,092	15,728,234	15,235,545

Tangible book value per share	$12.60	$13.59	$13.47	$12.61	$12.43

Tangible Assets
Total Assets - GAAP	$3,732,916	$3,615,980	$3,587,118	$3,537,830	$3,241,719
Less: Goodwill and intangible assets	134,998	135,406	135,808	136,454	113,206

Tangible assets (Non-GAAP)	$3,597,918	$3,480,574	$3,451,310	$3,401,376	$3,128,513

Tangible common equity to tangible assets	5.50%	6.16%	6.14%	5.83%	6.05%